VIOQUEST APPOINTS DR. JOHNSON LAU TO BOARD OF DIRECTORS

Monmouth Junction, NJ December XX, 2005 - VioQuest Pharmaceuticals, Inc., (OTC BB: VQPH) has named Johnson Y.N. Lau, M.B., B.S., M.D., F.R.C.P., to the Company’s Board of Directors.

Dr. Lau currently serves as the Executive Chairman of Kinex Pharmaceuticals and Managing Director of Roth Capital. He also currently serves on the Board of Chelsea Therapeutics International, Ltd.

Dr. Lau brings to VioQuest a distinguished background in both academic medicine and executive level management of pharmaceutical and biotechnology companies. As Chairman, President and CEO of Ribapharm, he launched the second largest IPO in the 20 years of biotechnology history. Prior to Ribapharm, he served as Senior VP and Head of Research & Development at ICN Pharmaceuticals, where he played a role in raising $525 million through the sale of convertible bonds that facilitated the restructuring of that company, as well as establishing a number of strategic partnerships on their behalf. Additional experience includes a role as Senior Director of Antiviral Therapy at Schering-Plough Research Institute.

“I am extremely pleased to announce the addition of Dr. Lau to our Board of Directors,” commented Daniel Greenleaf, President & CEO of VioQuest. “Dr. Lau has been involved in a number of successful Investigational New Drugs (INDs) and New Drug Applications (NDAs), and we believe this knowledge, coupled with his impressive depth of experience in the pharmaceutical industry, will foster VioQuest’s growth as we move forward in executing our drug development strategy, the clinical development of our two in-licensed oncology compounds and the growth of our Chiral Quest business.”

Dr. Lau has published over 200 scientific papers, more than 40 reviews/editorials in leading scientific journals, and edited two books. He is a Fellow of the Royal College of Physicians of United Kingdom and received his medical and doctoral degrees from the University of Hong Kong.

VioQuest also announced the resignation of Mr. David M. Tanen and Mr. Kenneth W. Brimmer from the Board of Directors effective November 28, 2005. Mr. Greenleaf commented, “I would like to extend our sincere appreciation to Mr. Tanen and Mr. Brimmer for their outstanding contributions and dedicated service on VioQuest’s Board. Their leadership and guidance has significantly impacted the growth of our organization, and I wish them the very best in their future endeavors.”

About VioQuest Pharmaceuticals, Inc.

VioQuest Pharmaceuticals, Inc.’s strategy is to acquire, develop, and commercialize targeted late preclinical and early clinical stage therapies with unique mechanisms of action for oncology, viral and autoimmune disorders. The Company is developing two novel anti-cancer agents VQD-001 and VQD-002 for the treatment of melanoma, myeloma, lymphoma; and breast, ovarian, pancreatic, colorectal cancers, respectively. VioQuest’s life science subsidiary, Chiral Quest, Inc., a pioneer in asymmetric synthesis, offers proprietary chiral catalysts and synthesis expertise for creating important chiral intermediates and products, which improves the safety, efficacy and manufacturing efficiency of pharmaceutical products. Through Chiral Quest, VioQuest provides products and services to fine chemical manufacturers and twelve of the top eighteen pharmaceutical companies worldwide. For more information please visit www.vioquestpharm.com.

Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest’s actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of VioQuest’s research programs and compounds will be successfully commercialized. Risks, uncertainties and assumptions also include the possibility that the market for the sale of certain products may not develop as expected; and that development of these products may not proceed as planned. Additional risks are described in VioQuest’s Annual Report on Form 10-KSB for the year ended December 31, 2004. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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VioQuest Pharmaceuticals, Inc.:	The Investor Relations Group:
Daniel Greenleaf	Investor Contact:
Chief Executive Officer	John Nesbett/Erika Moran
Brian Lenz	Media Contact:
Chief Financial Officer	Janet Vasquez/Lynn Granito
732-274-0399	212-825-3210